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                                                                    Exhibit 99.1

WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE                              CONTACT: ROBERT C. WHITE, CEO
JULY 18, 2006                                               (919)-556-5146


                          WAKE FOREST BANCSHARES, INC.
                         ANNOUNCES THIRD QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal, announced today that the Company reported earnings of $413,898 or $0.36 per share for the quarter ended June 30, 2006, compared to earnings of $304,200 or $0.26 per share for the same quarter a year earlier. Earnings for the first nine month's of the Company's fiscal year were reported at $1,183,405 or $1.02 per share versus $995,850 or $0.85 per share for the same nine month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the Company's third quarter had produced record earnings which exceeded expectations. He stated that the primary reason for the earnings improvement was that the Company's interest rate margin had expanded as the Federal Reserve continued to raise rates. The Company's net interest margin was 4.41% during the current quarter compared to a margin of 3.60% for the same quarter a year earlier. Lending in general remains favorable, and the Company's total loans outstanding increased by an annualized rate of 12.00% during the quarter. Deposits increased during the current quarter by an annualized rate of almost 10.00%.

The Company had previously announced a quarterly dividend of $0.17 per share for shareholders of record as of June 30, 2006, payable on July 10, 2006. The current dividend represents the 41st consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.'s return on average assets was 1.62% for the current quarter and its efficiency ratio was 32.52% for the quarter. Total assets of the Company amounted to $103.2 million at June 30, 2006. Total net loans receivable and deposits outstanding at June 30, 2006 amounted to $74.9 million and $83.2 million, respectively.

Wake Forest Bancshares, Inc. has 1,152,661 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.